                                                                    Exhibit 10.4




                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG




                          AMERICAN RIVET COMPANY, INC.

                            INDUSTRIAL HOLDINGS, INC.


                                       AND



                              ARC ACQUISITION CORP.







                                   Dated as of

                                October 26, 2001

                                TABLE OF CONTENTS

                                                                                                Page
1.     Assets Purchased.......................................................................    2
       1.1       Equipment....................................................................    2
       1.2       Inventory....................................................................    2
       1.3       Receivables..................................................................    2
       1.4       Real Property................................................................    2
       1.5       Goodwill.....................................................................    2
       1.6       Outstanding Purchase Orders..................................................    2
       1.7       Contracts....................................................................    2
       1.8       Other Assets.................................................................    2

2.     Excluded Assets........................................................................    3
       2.1       All Cash and Cash Equivalents................................................    3
       2.2       Tax Deposits and Refunds.....................................................    3
       2.3       Corporate Records............................................................    3
       2.4       Insurance Policies...........................................................    3
       2.5       Employee Records.............................................................    3
       2.6       Employee Plans...............................................................    3
       2.7       Assets related to Excluded Liabilities.......................................    3

3.     Liabilities............................................................................    3
       3.1       Liabilities Assumed..........................................................    3
                 (a)       Trade Accounts Payable.............................................    3
                 (b)       Other Accrued Payables.............................................    3
                 (c)       Outstanding Customer and Supplier Purchase Orders..................    4
                 (d)       Vacation Accruals..................................................    4
                 (e)       Assumed Contracts..................................................    4
                 (f)       Real Property Estate Taxes.........................................    4
                 (g)       Warranty Claims....................................................    4
                 (h)       Buyer Deficiencies.................................................    4
       3.2       Excluded Liabilities.........................................................    4
                 (a)       Taxes..............................................................    4
                 (b)       Employee Plans.....................................................    4
                 (c)       Environmental......................................................    4
                 (d)       Comerica Note......................................................    4
                 (e)       MGF Note...........................................................    4
                 (f)       Heller Note........................................................    4
                 (g)       Accrued Interest...................................................    4
                 (h)       Intercompany Payables..............................................    5
                 (i)       Accrued Acquisition Expenses.......................................    5
                 (j)       Accrued Sales and Use Tax..........................................    5
                 (k)       Accrued Business Insurance Expenses................................    5


ASSET PURCHASE AGREEMENT               i                          EXECUTION COPY
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
       3.3       Employees....................................................................    5

4.     Purchase Price for Purchased Assets....................................................    5
       4.1       Purchase Price...............................................................    5
       4.2       Allocation of Purchase Price.................................................    5

5.     Closing Matters........................................................................    5
       5.1       Closing......................................................................    5
       5.2       Deliveries Prior to Closing..................................................    5
       5.3       Deliveries At Closing........................................................    6
                 (a)       Deliveries by the Seller Parties...................................    6
                 (b)       Deliveries by the Buyer............................................    7

6.     Seller Parties' Representations and Warranties.........................................    8
       6.1       Organization and Standing....................................................    8
       6.2       Authorization................................................................    8
       6.3       Existing Agreements and Other Approvals......................................    9
       6.4       No Subsidiaries..............................................................    9
       6.5       No Insolvency................................................................    9
       6.6       Permits and Licenses.........................................................    9
       6.7       Financial Statements.........................................................   10
       6.8       Inventory....................................................................   10
       6.9       Receivables..................................................................   10
       6.10      No Undisclosed Liabilities...................................................   10
       6.11      Conduct of Business..........................................................   10
       6.12      No Adverse Changes...........................................................   12
       6.13      Employees....................................................................   12
       6.14      Employee Benefit Plans.......................................................   12
       6.15      Contracts....................................................................   13
       6.16      Title to Purchased Assets; Liens.............................................   13
       6.17      Taxes........................................................................   14
       6.18      Litigation...................................................................   15
       6.19      Product Liability............................................................   15
       6.20      Environmental Matters........................................................   15
       6.21      No Brokers...................................................................   16
       6.22      Intellectual Property........................................................   16
       6.23      Compliance with Law..........................................................   17
       6.24      Insurance....................................................................   17

7.     Buyer's Representations and Warranties.................................................   17
       7.1       Organization and Standing....................................................   17
       7.2       Authorization................................................................   17
       7.3       Existing Agreements and Governmental Approvals...............................   17
       7.4       No Brokers...................................................................   18


ASSET PURCHASE AGREEMENT               ii                         EXECUTION COPY

8.     Post-Closing Covenants.................................................................   18
       8.1       Post-Closing Receipts........................................................   18
       8.2       Seller Name..................................................................   18
       8.3       Further Assurances...........................................................   18
       8.4       Books and Records............................................................   18
       8.5       Waiver.......................................................................   19
       8.6       Collection of Receivables....................................................   19
       8.7       Warranty and Returns.........................................................   19
       8.8       Employee Payables............................................................   19

9.     Indemnification........................................................................   20
       9.1       Survival of Representations and Warranties...................................   20
       9.2       Indemnification by the Seller Parties........................................   20
       9.3       Indemnification by the Buyer.................................................   20
       9.4       Procedure for Indemnification; Third-Party Claims............................   21
       9.5       Procedure for Indemnification; Other than Third-Party Claims.................   21
       9.6       Time Limitations.............................................................   21
       9.7       Limitations on Liability.....................................................   22
       9.8       Remedies.....................................................................   23

10.    Expenses...............................................................................   23

11.    Miscellaneous Provisions...............................................................   23
       11.1      Notices......................................................................   23
       11.2      Assignment...................................................................   24
       11.3      Parties in Interest..........................................................   24
       11.4      Choice of Law................................................................   24
       11.5      Counterparts.................................................................   24
       11.6      Entire Agreement.............................................................   24
       11.7      Arbitration..................................................................   25
       11.8      Public Announcements.........................................................   26
       11.9      Facsimile Signatures.........................................................   26
       11.10     Construction.................................................................   26


ASSET PURCHASE AGREEMENT               iii                        EXECUTION COPY
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                             EXHIBITS AND SCHEDULES

Exhibit A              -          Nonsolicitation Agreement
Exhibit B              -          Transitional Services Agreement
Exhibit C              -          Title Insurance Endorsements
Exhibit D              -          Bill of Sale and Assignment
Exhibit E              -          Assignment and Assumption Agreement
Exhibit F              -          Purchase Price Disbursement Instruction Letter
Exhibit G              -          Warranty Deed
Exhibit H              -          Consulting Agreement
Exhibit I              -          No Further Remediation Letter
Exhibit J              -          Escrow Agreement and Instructions
Exhibit K              -          Inspection Report
Schedule 1.1           -          Equipment
Schedule 1.2           -          Inventory
Schedule 1.3           -          Receivables
Schedule 1.4           -          Real Property
Schedule 1.6           -          Outstanding Customer Purchase Orders
Schedule 1.7           -          Assumed Contracts
Schedule 1.8           -          Other Assets
Schedule 3.1(a)        -          Trade Accounts Payable
Schedule 3.1(b)        -          Other Accrued Payables
Schedule 3.1(c)        -          Outstanding Supplier Purchase Orders
Schedule 5.3(a)(iv)    -          Permitted Liens
Schedule 6.3(a)        -          Existing Agreements of Seller Parties
Schedule 6.3(b)        -          Other Approvals of Seller Parties
Schedule 6.6           -          Permits and Licenses
Schedule 6.7           -          Financial Statements
Schedule 6.11          -          Conduct of Business
Schedule 6.12          -          No Adverse Changes
Schedule 6.13          -          Employees
Schedule 6.14          -          Employee Benefit Plans
Schedule 6.15          -          Contracts
Schedule 6.16          -          Title to Purchased Assets; Liens
Schedule 6.20          -          Environmental Matters
Schedule 6.21          -          Brokers
Schedule 6.22          -          Intellectual Property
Schedule 6.24          -          Insurance


ASSET PURCHASE AGREEMENT               iv                         EXECUTION COPY
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                            ASSET PURCHASE AGREEMENT
                                (AMERICAN RIVET)


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of October 26, 2001, by and among AMERICAN RIVET COMPANY, INC., an Illinois corporation (the "Seller"), INDUSTRIAL HOLDINGS, INC., a Texas corporation ("IHI") (the Seller and IHI sometimes collectively referred to herein as the "Seller Parties"), and ARC ACQUISITION CORP., an Illinois corporation (the "Buyer").

                                   BACKGROUND

A. IHI is the owner of all the issued and outstanding capital stock of the Seller.

B. The Seller manufactures and distributes solid, semi-tubular and tubular rivets, externally-threaded fasteners and other cold-headed special parts in diameters from 0.038" to 3/8" (the "Business"):

C. The Seller is currently part of IHI's Engineered Products Group division (the "EPG Division"), along with IHI's wholly owned subsidiary Landreth Metal Forming, Inc. ("Landreth"). Rex Machinery Movers, Inc. d/b/a Ideal Products ("Ideal Products"), Philform, Inc. ("Philform"), and its affiliate OF Acquisition, L.P. d/b/a Orbitform ("Orbitform"), which recently sold substantially all of their assets to one buyer, were formerly part of the EPG Division (the Seller, Landreth, Ideal Products, Philform, and Orbitform collectively, the "EPG Division Members"). As part of the strategic disposition of the assets of the EPG Division Members from IHI's core business, Ideal Products, Philform, and Orbitform have sold, and Landreth is selling, substantially all of their assets to purchasers other than the Buyer. However, the acquirors thereof, as well as the Buyer, are interested in
         (i) maintaining the customer and manufactured part base that the EPG Division Members currently have and enjoy, without the prospect of the solicitation of those customers by each other, and (ii) continuing to utilize certain computer hardware and services previously shared among the EPG Division Members. Therefore, as a condition precedent to the Closing (as defined below), Buyer shall succeed to Seller's rights and assume Seller's obligations under (i) a customer and manufactured part-based nonsolicitation agreement attached as EXHIBIT A (the "Nonsolicitation Agreement") and (ii) a transitional services agreement attached as EXHIBIT B (the "Transitional Services Agreement").

D. The Business of the Seller is conducted at an owned manufacturing facility in Franklin Park, Illinois, consisting of a 81,000 square foot facility (the "Premises") on 175,000 square feet, commonly known as 11330 W. Melrose St., Franklin Park, Illinois (the "Real Property").

E. Buyer desires to purchase, and Seller desires to sell to Buyer, the Purchased Assets (as defined below) on the terms and subject to the conditions of this Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, consistent with the Background and in consideration of the terms and conditions set forth in this Agreement, each of the Seller Parties and Buyer agree as follows:


ASSET PURCHASE AGREEMENT                                          EXECUTION COPY

1. ASSETS PURCHASED. At the Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to Buyer all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that on the Closing Date (as defined below) are owned by Seller or in which Seller has an interest of any kind, except for the Excluded Assets (as defined below) (the assets being so purchased, the "Purchased Assets"). The Purchased Assets include, without limitation:

1.1 EQUIPMENT. All machinery, equipment, tools, fixtures, workstations, computers, office equipment, manufacturing and engineering drawings, and tangible personal property owned by Seller, and to the extent not otherwise constituting equipment as defined herein, all other items of tangible personal property (including, without limitation, the items listed on SCHEDULE 1.1) (the "Equipment").

1.2 INVENTORY. All raw materials inventory, work-in-process inventory, and finished goods inventory owned by Seller on the Closing Date (including, without limitation, the items listed on SCHEDULE 1.2) (the "Inventory").

1.3 RECEIVABLES. All accounts, chattel paper, documents, and instruments (all as defined in the Uniform Commercial Code (the "UCC") and any security Seller holds for the payment thereof on the Closing Date (including, without limitation, the items described on SCHEDULE 1.3) (the "Receivables"), and all of Seller's general intangibles (as defined in the UCC) (except as they may pertain to Seller's liabilities other than Assumed Liabilities described in Section 2 below).

1.4 REAL PROPERTY. Indefeasible title in fee simple to ownership of the Real Property as further described on SCHEDULE 1.4.

1.5 GOODWILL. The name "American Rivet Company," or any substantial derivation thereof, and any assumed name currently used in the Business, and all telephone numbers, fax numbers, and all Seller's rights and interest in and to inventions, copyrights, patents, trademarks, designs, prototypes, trade secrets, know-how, technology, technical literature, advertising literature, confidential information, intangible property, and all goodwill, going concern value and customer lists, all financial books and records, quoting systems or any other accounting or counting systems, and all records pertinent to the customers, suppliers, advertising, services, and operations of the Seller (the "Goodwill").

1.6 OUTSTANDING PURCHASE ORDERS. The full benefit of any and all purchase orders placed with and accepted by Seller on or before the Closing Date that have not been completely performed by Seller before the Closing Date, covering the purchase from Seller of products to be supplied by Seller, or covering the rendition by Seller of service on products supplied by Seller (including, without limitation, those items listed on SCHEDULE 1.6) (the "Outstanding Customer Purchase Orders").

1.7 CONTRACTS. All of the Sellers' right, title and interest in and to, and claims and rights under, the assumed contracts listed on SCHEDULE 1.7 (the "Assumed Contracts")

1.8 OTHER ASSETS. All other assets of the Seller, including insurance benefits (and the cash surrender value of two life insurance policies on the two former owners of Seller (James Bauer and Anthony Reibel), and other claims and rights used in, related to, or pertaining to


ASSET PURCHASE AGREEMENT               2                          EXECUTION COPY
         the Business (including, without limitation, the items described in SCHEDULE 1.8), except for the Excluded Assets (as defined below) (the "Other Assets").

2. EXCLUDED ASSETS. The only assets of the Seller that are not being purchased hereunder are as follows (collectively, the "Excluded Assets"):

2.1 ALL CASH AND CASH EQUIVALENTS. All of the Seller's cash, temporary cash investments and instruments representing the same and all other cash equivalents, including checks, automated clearing house deposits or cash delivered to Comerica Bank-Texas ("Comerica") on the Closing Date or held by Comerica on the Closing Date.

2.2 TAX DEPOSITS AND REFUNDS. Any Tax (as defined below) deposits or prepaid Taxes, Tax refunds or claims related to the Business or the ownership of the Purchased Assets prior to the Closing Date.

2.3 CORPORATE RECORDS. Articles of Incorporation and original minute books and corporate records of the Seller (it being agreed that a copy of such documents shall be supplied to the Buyer on its request).

2.4 INSURANCE POLICIES. All casualty, liability, life or other insurance policies owned or obtained on the Seller's behalf and all claims or rights under any such insurance policies (excluding the two life insurance policies on the aforesaid former owners of Seller).

2.5 EMPLOYEE RECORDS. All employee records that Seller is required by law to retain in its possession (it being agreed that copies of such records shall be supplied to Buyer on its request).

2.6 EMPLOYEE PLANS. All of Seller's rights in connection with, and all assets of, its Employee Plans (as defined below).

2.7 ASSETS RELATED TO EXCLUDED LIABILITIES. All assets related to Excluded Liabilities (as defined below).

3.       LIABILITIES.

3.1 LIABILITIES ASSUMED. The parties agree that Buyer assumes no liabilities of Seller Parties, whether accrued, absolute, contingent, known, unknown, or otherwise, except for the following as they exist on the Closing Date (the liabilities so assumed, the "Assumed Liabilities"):

         (a) TRADE ACCOUNTS PAYABLE. The trade accounts payable of Seller that (i) are not over 90 days from the date of invoice as of the Closing Date, as incurred in the Ordinary Course of Business (as defined below) with respect to the materials or services used in the conduct of the Business, a listing of which as of October 25, 2001, is included on SCHEDULE 3.1(a), and (ii) are over 90 days from the date of invoice as of the Closing Date that are designated with an asterisk on SCHEDULE 3.1(a);

         (b) OTHER ACCRUED PAYABLES. The other accrued payables incurred in the Ordinary Course of Business as of the Closing Date that are directly related to the Business, a listing of which as of October 25, 2001 is set forth on SCHEDULE 3.1(b);


ASSET PURCHASE AGREEMENT               3                          EXECUTION COPY

         (c) OUTSTANDING CUSTOMER AND SUPPLIER PURCHASE ORDERS. All obligations of the Seller under the Outstanding Customer Purchase Orders and under Seller's outstanding purchase orders with its vendors that are not yet recorded as trade accounts payable, a listing of which as of October 25, 2001 is included on SCHEDULE 3.1(c);

         (d) VACATION ACCRUALS. All obligations of the Seller for any vacation accruals for the Employees (as defined in Section 6.13);

         (e) ASSUMED CONTRACTS. All obligations of the Seller under the Assumed Contracts;

         (f) REAL PROPERTY ESTATE TAXES. All real property ad valorem taxes relating to the Real Property for the current tax year;

         (g) WARRANTY CLAIMS. All obligations under warranty claims related to products manufactured and sold to satisfy the Outstanding Customer Purchase Orders; and

         (h) BUYER DEFICIENCIES. All obligations in connection with or related to the B Deficiencies (as defined in Section 9.7(f)).

3.2 EXCLUDED LIABILITIES. Buyer does not assume and will have no liability for any debt, liability or obligation of IHI or the Seller not expressly assumed in SECTION 3.1. Without limiting the generality of the foregoing sentence in any way, listed below are several of the liabilities and obligations that Buyer does not assume and will not be liable or responsible for (collectively, the "Excluded Liabilities"):

         (a)      TAXES. Any Tax liability of the Seller Parties;

         (b) EMPLOYEE PLANS. Any liability under or with respect to any Employee Plan;

         (c) ENVIRONMENTAL. Any liability under any Environmental Laws (as defined below) occurring or existing for events or circumstances existing prior to the Closing and arising out of or related to (i) any pre-Closing conduct, operation or activity at the Real Property; (ii) any pre-Closing condition of the Real Property; or (iii) Seller's lease, ownership or operation of real property, including the Real Property, prior to the Closing;

         (d) COMERICA NOTE. All liabilities and obligations of either Seller Party under the Amended and Restated Credit Agreement with Comerica, dated June 17, 1999;

         (e) MGF NOTE. All liabilities and obligations of the Seller under the promissory note, dated August 3, 2001, in the original principal amount of $657,225.86, made payable to the order of MGF Industries, L.L.C;

         (f) HELLER NOTE. All liabilities and obligations of the Seller under that Promissory Note dated November 10, 1997, payable to Heller Financial, Inc. in the original principal amount of $8,000,000;

         (g) ACCRUED INTEREST. All accrued interest related to the notes described in subparagraphs 3.2(d)-(f) above;


ASSET PURCHASE AGREEMENT               4                          EXECUTION COPY

         (h) INTERCOMPANY PAYABLES. All payables included in the line item titled "Interco payables (rec)" reflected on the balance sheet of the Seller as of August 31, 2001 included in SCHEDULE 6.7 hereto, and those recorded in the financial records of Seller after that date in the Ordinary Course of Business;

         (i) ACCRUED ACQUISITION EXPENSES. Any and all expenses recorded by IHI as part its purchase accounting in connection with the acquisition of the Seller;

         (j) ACCRUED SALES AND USE TAX. All accrued sales and use taxes of the Seller as of the Closing Date; and

         (k) ACCRUED BUSINESS INSURANCE EXPENSES. All accrued business insurance of the Sellers (to the extent accrued on a consistent basis).

3.3 EMPLOYEES. As of the Closing Date, the Buyer shall make offers of employment to all Employees at salaries or wage rates, as applicable, comparable to those provided by the Seller before the Closing Date, and shall become the employer of all of the Employees who accept such employment offers; provided, however, that Buyer shall offer to the Employees such employee and fringe benefits as Buyer determines in its sole discretion.

4.       PURCHASE PRICE FOR PURCHASED ASSETS.

4.1 PURCHASE PRICE. The purchase price to be paid by wire transfer in immediately available funds by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall, in addition to the Assumed Liabilities, be $4,653,145.

4.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets based on Buyer's and Seller's good faith and reasonable determination thereof, and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. Such allocation shall be made in writing by Buyer and delivered to Seller within 60 days after the date hereof, and shall be binding on the Buyer and Seller for all purposes. Buyer and Seller agree to file all other returns and reports in a manner consistent with such allocation.

5.       CLOSING MATTERS.

5.1 CLOSING. The closing of the transactions provided for in this Agreement (the "Closing") shall occur at the offices of Baker & McKenzie, Suite 3900, 130 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., on October 26, 2001 (the "Closing Date"), or in such other manner as the parties agree to.

5.2 DELIVERIES PRIOR TO CLOSING. Prior to the Closing, the Seller delivered to the Buyer:

         (a)      a copy of the Nonsolicitation Agreement;

         (b)      a copy of the Transitional Services Agreement;

         (c) a title commitment (the "Title Commitment") issued by Chicago Title Insurance Company (the "Title Insurer") to insure title to the Real Property, including all


ASSET PURCHASE AGREEMENT               5                          EXECUTION COPY
                  insurable easements, if any, for the benefit thereof and appurtenant thereto, in the amount of the portion of the Purchase Price applicable to the Real Property, naming Buyer as the proposed insured and having an effective date before the date of this Agreement, wherein the Title Insurer will commit to issue an ALTA 1992 form owner's policy of title insurance with respect to the Real Property together with the endorsements thereto specified in EXHIBIT C attached hereto;

         (d) complete and legible copies of all recorded documents listed as Schedule B matters to be terminated or satisfied in order to issue the policy described in each Title Commitment or as special Schedule B exceptions thereunder; and

         (e) an ALTA/ACSM Land Title Survey of the Real Property (the "Survey") dated October 18, 2001, made by Jens K. Doe Professional Land Surveyors, P.C., a professional land surveyor licensed by the state of Illinois, and bearing an ALTA certificate, and signed and sealed by the surveyor.

5.3      DELIVERIES AT CLOSING.

         (a) DELIVERIES BY THE SELLER PARTIES. At the Closing, the Seller or the other indicated parties executed and delivered or provided, as applicable, to Buyer:

                  (i) the Bill of Sale and Assignment conveying the Purchased Assets, attached as EXHIBIT D;

                  (ii) the Assignment and Assumption Agreement, attached as EXHIBIT E;

                  (iii) the Purchase Price Disbursement Instruction Letter, attached as EXHIBIT F;

                  (iv) either (A) UCC-3 termination statements as are required to terminate and release all liens on the Purchased Assets (including without limitation the Liens disclosed on SCHEDULE 6.16), or (B) letters of creditors indicating that such Liens shall be released on the Seller's payment of identified amounts payable, in each case except for Permitted Encumbrances and the permitted liens ("Permitted Liens") listed on SCHEDULE 5.3(a)(iv);

                  (v) a warranty deed conveying the Real Property, attached as EXHIBIT G;

                  (vi) the Title Insurer's pro forma title insurance policy based on the Title Commitment deleting all requirements listed therein for issuing the subject title policy, amending the effective date thereof to the date of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between original date of issuance of the Title Commitment and recordation, deleting or insuring over any title objections which are not Permitted Encumbrances, attaching all endorsements required hereunder, and insuring Buyer's interest in the Real Property, as evidenced by the Title Insurer's acknowledgment of receipt of the Joint Escrow Instruction Letter to the Title Insurer delivering various closing documents pertaining to the conveyance of the Real Property;


ASSET PURCHASE AGREEMENT               6                          EXECUTION COPY

                  (vii) certificates, dated as of a date no earlier than 15 days before the Closing Date, duly issued by the appropriate governmental authority in the State of Illinois, reflecting that Seller is in existence and in good standing in such state;

                  (viii) the Consulting Agreement attached as EXHIBIT H (the "Consulting Agreement");

                  (ix) Articles of Amendment to the Articles of Incorporation of the Seller changing its name to a name other than "American Rivet Company, Inc.";

                  (x) a certification stating Seller's U.S. taxpayer identification number and that Seller is not a "foreign person" as defined in Code Section 1445(f)(3);

                  (xi) an affidavit signed and sworn to on behalf of Seller (to accompany the deed conveying the Real Property) that the provisions of the Illinois Plat Act are inapplicable to said conveyance because Seller owns no property adjacent to the Real Property described in said deed;

                  (xii) a fully completed Illinois Transfer Tax Declaration for the deed of the Real Property duly executed on behalf of Seller;

                  (xiii) a fully completed Cook County, Illinois Transfer Tax Declaration for the deed of the Real Property duly executed on behalf of Seller;

                  (xiv) stamp(s) and such other certificates or documents as are issued by the Village of Franklin Park, Illinois evidencing payment in full of the applicable transfer tax and satisfaction of all prerequisite requirements pertaining thereto imposed by said Village on the conveyance of the Real Property;

                  (xv) copies certified by the respective Secretaries of the Seller Parties of resolutions duly adopted by the boards of directors of each of the Seller Parties and by the sole shareholder of Seller authorizing and approving the execution and delivery of this Agreement, including the exhibits hereto, and the transactions contemplated hereby;

                  (xvi) the Escrow Agreement and the Joint Escrow Instruction Letter to the American National Bank and Trust Company of Chicago attached as EXHIBIT I (the "Escrow Agreement and Instructions"); and

                  (xvii) such other documents, instruments and certificates necessary or appropriate in connection with the Seller's sale and transfer of the Purchased Assets and transfer and assignment of the Assumed Liabilities.

         (b) DELIVERIES BY THE BUYER. At the Closing, Buyer executed and delivered or provided, as applicable, to the Seller Parties:

                  (i)      the Purchase Price;

                  (ii)     the Assignment and Assumption Agreement;


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
                  (iii)    the Consulting Agreement;

                  (iv) any of the above documents and certifications related to the Real Property to be executed and delivered by Buyer;

                  (v) a fully completed Illinois Transfer Tax Declaration for the deed of the Real Property duly executed on behalf of Buyer;

                  (vi) a fully completed Cook County, Illinois Transfer Tax Declaration for the deed of the Real Property duly executed on behalf of Buyer;

                  (vii) copy certified by the Secretary of the Buyer of resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution and delivery of this Agreement, including the exhibits hereto, and the transactions contemplated hereby;

                  (viii)   the Escrow Agreement and Instructions;

                  (ix) such other documents, instruments and certificates necessary or appropriate in connection with the Buyer's purchase of the Purchased Assets and assumption of the Assumed Liabilities; and

                  (x) the Buyer Gap Undertaking Statement as promulgated by the Title Insurer.

6. SELLER PARTIES' REPRESENTATIONS AND WARRANTIES. Each of the Seller Parties, jointly and severally, represents and warrants to Buyer that as of the Closing Date (except to the extent any representation or warranty is made as of another date, which is in such case made as of such other date):

6.1 ORGANIZATION AND STANDING. The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Illinois. Seller has all requisite power and authority to own its properties and conduct the Business as it is now being conducted. Seller is duly qualified and in good standing in every jurisdiction in which it is required by the nature of its business or the ownership or lease of its properties to so qualify, except where the failure to so qualify does not or is not reasonably expected to have a material adverse effect on the Seller or the Business. IHI is the owner of all of the issued and outstanding capital stock of the Seller.

6.2 AUTHORIZATION. Each of the Seller Parties has all requisite corporate power and authority (a) to execute, deliver, and perform this Agreement and all other agreements and instruments that are being delivered herewith at the Closing under Section 5.3(a) (all such other agreements and instruments, the "Related Agreements") to which each is a party and
         (b) to consummate the transactions contemplated under this Agreement and the Related Agreements. Each of the Seller Parties has taken all necessary corporate action (including the approval of its board of directors and, in the case of Seller, its sole shareholder), as the case may be, to approve the execution, delivery, and performance of this Agreement and the Related Agreements to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement and in the Related Agreements. Each of the Seller Parties has duly executed and delivered this Agreement. This Agreement and the


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
         Related Agreements are the legal, valid, and binding obligations of each of the Seller Parties that are a party to them, enforceable against each of them in accordance with the Agreement and Related Agreements' respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3      EXISTING AGREEMENTS AND OTHER APPROVALS.

         (a) Except as set forth on SCHEDULE 6.3(a), the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them: (i) do not violate any provisions of law applicable to either of the Seller Parties, the Business or the Purchased Assets; (ii) do not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) the Articles of Incorporation or Bylaws of either of the Seller Parties, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement that is material to the Business, or any order, judgment, arbitration award, or decree to which either of the Seller Parties is a party or by which it is bound (including, without limitation, the Purchased Assets); and (iii) do not result in the creation of any lien or encumbrance on any of the Purchased Assets.

         (b) Except as set forth on SCHEDULE 6.3(b), no approval, authority, or consent of, or filing by, either of the Seller Parties with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement or any of the Related Agreements by either of the Seller Parties, (ii) to authorize the consummation of the transactions contemplated by this Agreement or any of the Related Agreements by either of the Seller Parties, or (iii) to continue Buyer's use and operation of the Purchased Assets after the Closing Date.

6.4 NO SUBSIDIARIES. Seller has no subsidiaries and directly or indirectly owns no interest or has any investment in any other corporation, partnership, or other entity.

6.5 NO INSOLVENCY. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting either of the Seller Parties or any of its assets or properties is pending or, to Seller Parties' knowledge, threatened. Seller Parties have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

6.6 PERMITS AND LICENSES. SCHEDULE 6.6 lists all the permits certificates, licenses, approvals, consents, and other authorizations or qualifications that the Seller has and that are necessary to carry and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which, to the extent


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
         transferable, shall be transferred or assigned to Buyer at the Closing, without expense to Buyer.

6.7      FINANCIAL STATEMENTS. Attached as SCHEDULE 6.7 are copies of the
         Seller's:

         (a) unaudited balance sheet as of December 31, 1999 and related statement of operations for the 12-month period then ended;

         (b) unaudited balance sheet as of December 31, 2000 and related statement of operations for the 12-month period then ended; and

         (c) unaudited balance sheet of Seller as of August 31, 2001 (the "August 31 Balance Sheet") and related statement of operations for the eight-month period then ended ((a)-(c) above, collectively, the "Financial Statements").

         The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), subject to normal recurring year-end adjustments and the absence of notes, fairly present in all material respects Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby. Seller's books and records have been maintained on an accrual basis in accordance with GAAP in the financial books and records of the Seller, and accurately reflect the basis for the financial condition and the results of its operations that are set forth in the Financial Statements.

6.8 INVENTORY. All items included in the Inventory listing on SCHEDULE 1.2 are of a quality usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality that have been written off, written down or reserved against, as reflected on SCHEDULE 1.2. All of the Inventory not written off has been valued at standard cost consistent with Seller's past practices. Seller is not in possession of any consigned inventory not owned by Seller or any finished goods to which title has passed to the customer under the Seller's customary shipping and fulfillment practices. All of the Inventory purchased after August 31, 2001 was purchased in the Ordinary Course of Business. All of the Inventory is maintained at the location of the Real Property.

6.9 RECEIVABLES. All Receivables that are reflected on SCHEDULE 1.3 represent valid obligations arising from sales actually made or service actually performed in the Ordinary Course of Business. All Receivables reflected on SCHEDULE 1.3 are current and collectible within 120 days after the date of invoice, net of the reserve shown on SCHEDULE 1.3.

6.10 NO UNDISCLOSED LIABILITIES. Except as disclosed in the August 31, 2001 Balance Sheet or as incurred in the Ordinary Course of Business thereafter, Seller has no liabilities or obligations, whether accrued, absolute, contingent, or otherwise, and, to the Seller Parties' knowledge, there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

6.11 CONDUCT OF BUSINESS. Except as otherwise disclosed on attached SCHEDULE 6.11, since August 31, 2001, Seller has not:


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
         (a) declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock;

         (b)      altered or amended its Articles of Incorporation or Bylaws;

         (c) entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the Ordinary Course of Business;

         (d)      experienced any labor disturbance;

         (e) incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (i) in the Ordinary Course of Business and (ii) in connection with the performance of this Agreement;

         (f) paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in the August 31 Balance Sheet, or (ii) liabilities incurred since the date of the balance sheet, in each case only in the Ordinary Course of Business and in accordance with the express terms of such obligation or liability;

         (g) sold, transferred, or agreed to sell or transfer any asset, property, or business; cancelled or agreed to cancel any debt or claim; or waived any right, except in the Ordinary Course of Business;

         (h)      disposed of or permitted to lapse any Intellectual Property;

         (i) instituted or settled any litigation, action, or proceeding before any court or governmental body relating to the Purchased Assets or the Business;

         (j) made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls;

         (k) carried on or conducted the Business or entered into any other transaction other than in the Ordinary Course of Business;

         (l) reduced, on a daily basis, the cash allocation from IHI to Seller so that it was less than an average of $12,500 per business day; or

         (m)      agreed or committed to do any of the foregoing.

         As used herein, "Ordinary Course of Business" means actions of the Seller that are: (a) consistent with past practices taken in the course of its usual day-to-day operations (including the collection of its accounts receivable, payment of trade accounts and other payables, and maintenance of insurance and inventory levels); (b) not required to be authorized by resolution of the Seller's board of directors; and (c) similar in nature and magnitude to actions customarily taken, without authorization by the boards of directors in


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
         the ordinary course of usual day-to-day operations of other companies of similar size in the same line of business.

6.12 NO ADVERSE CHANGES. Except as otherwise disclosed in SCHEDULE 6.12, since December 31, 2000, there has been no occurrence, condition, or development that has adversely affected, or is likely to adversely affect, Seller, its prospects, its condition (financial or otherwise), its affairs, its operations, the Business, or the Purchased Assets.

6.13 EMPLOYEES. SCHEDULE 6.13 lists the name, position, date of employment, salary, hourly wage rate, commission or bonus and other benefits (excluding those under any Employee Plan (as defined below)), for each employee of Seller (the "Employees"). Except as described on SCHEDULE 6.13, Seller is not a party to or bound by any agreement with any employee. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or, to Seller Parties' knowledge, threatened against Seller. All wages, vacation pay, and fringe benefits due to employees of the Business have, as of the Closing Date, been paid or accrued consistent with past practices of Seller, except where the failure to so pay or accrue does not or is not reasonably expected to have a material adverse effect on the Seller or the Business.

6.14     EMPLOYEE BENEFIT PLANS.

         (a) SCHEDULE 6.14 lists or discloses each employee benefit plan, program or arrangement of whatever nature, whether or not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, stock, or other employee pay practice, consulting, retainer, employment, retirement, welfare, fringe benefit, insurance, incentive, vacation, holiday, sickness, leave of absence, or any other plan, policy, program, agreement or other arrangement that either Seller Party sponsors, maintains or contributes to with respect to either Seller Party's current or former employees (individually and collectively, "Employee Plan"). No Employee Plan shall by its terms or applicable law, become binding upon or an obligation, liability or responsibility of Buyer in any way, financial or otherwise. Neither Seller Party has engaged in any action or omission which may result in Buyer being a party to, or bound by, any Employee Plan. Except for the agreement between Seller and Anthony W. Reibel that is disclosed on Schedule 6.15 hereto, no Employee Plan provides for payment of termination, change of control or retiree benefits in any manner such that Buyer would become liable to provide such benefits.

         (b) With respect to any Employee Plan that is subject to the continuation requirements of Sections 601-608 of ERISA and Code Section 4980B or the continuation requirements of any applicable state or local law, each Seller Party's sponsoring, maintaining or contributing to such Employee Plan has complied with all such applicable laws and regulatory requirements with respect to such Seller Party's current or former employees.

         (c) No Employee Plan is either (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a defined benefit pension plan subject to Title IV of ERISA.


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
         (d) During the five years preceding the Closing Date, (i) no under-funded pension plan subject to Section 412 of the Code has been transferred out of the Seller or IHI and (ii) neither Seller Party has participated in or contributed to, nor had an obligation to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) and neither Seller Party has any withdrawal liability with respect to any multiemployer plan.

         (e) Each Employee Plan which the employees of either Seller Party participate in that meets or purports to meet the requirements of Code Section 401(a) has received a favorable determination letter from the IRS that it is qualified under Section 401(a) and that its related trust is exempt from federal income tax under Section 501(a) and each such plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Code Section 401(a). To each Seller Party's knowledge, no event has occurred or circumstance exists that will or could give use to disqualification or loss of tax-exempt status of any such plan or trust.

6.15     CONTRACTS. Except for (i) the contracts and commitments listed on
         SCHEDULE 6.15 ("Contracts and Commitments"), (ii) contracts and commitments specifying payment by the Seller or to the Seller of $25,000 or less over the term of that contract or commitment, (iii) the Outstanding Customer Purchase Orders, or (iv) as otherwise listed on
         SCHEDULE 6.15, the Seller is not a party to nor bound by any agreement or commitment that affects the Business, the Purchased Assets, or the Assumed Liabilities. All Contracts and Commitments are valid and binding obligations of the Seller in accordance with their respective terms. No material default or alleged material default exists on the part of the Seller or, to the Seller Parties' knowledge, on the part of any other party, under any of the Contracts and Commitments. True and complete copies of all Contracts and Commitments that are Assumed Contracts have been delivered to Buyer.

6.16     TITLE TO PURCHASED ASSETS; LIENS.

         (a) Seller is the owner of and has good title to all of the Purchased Assets other than the Real Property, free and clear of any and all liens, claims, demands, charges, options, equity interests, leases, pledges and security interests ("Liens"), except as described on SCHEDULE 6.16 and except for liens for personal property taxes that are not yet due and payable.

         (b) SCHEDULE 6.16 contains a correct legal description, street address and tax parcel identification number of the Real Property.

         (c) Seller owns good and marketable fee simple title to the Real Property, free and clear of any Encumbrances, other than the lien for general real estate taxes which are not yet due and payable, public utility easements and covenants, conditions and restrictions of record which will not materially and adversely affect Buyer's use and enjoyment of the Real Property (collectively, the "Permitted Encumbrances"). As used herein the term "Encumbrances" means any Lien, charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest,


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
                  covenant, equitable interest, license, lease or other possessory interest, option, pledge, security interest, deed restriction, preference, priority, right of first refusal or similar restriction.

         (d) Except for the roof of the building on the Premises (the "Building Roof"), and the deficiencies identified in the Inspection Report for the Premises issued by the Village of Franklin Park, Illinois, dated October 16, 2001, a copy of which is attached hereto as EXHIBIT K (the "Identified Deficiencies"), such building and all structures, furniture, fixtures, machinery and equipment included in the Purchased Assets are in good operating condition and repair, given their respective ages and prior usage, ordinary wear and tear excepted. Except for the Building Roof and the Identified Deficiencies, none of such building or any structures, furniture, fixtures, machinery and equipment needs maintenance or repairs, except for ordinary, routine maintenance and repairs. Except for the Building Roof and the Identified Deficiencies, neither Seller Party is aware of (i) any defects in the structural components of such building (including the foundation and exterior walls) and building systems (including the heating, ventilating and air conditioning, electrical, mechanical and plumbing systems) included in the Purchased Assets, taking into account their respective ages and prior usage, or (ii) any present need for material repairs to the structural components of such building or the building systems, except for ordinary, routine maintenance and repair.

         (e) SCHEDULE 6.16 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any other person (whether a customer, supplier, or other person) and for which Seller is responsible, together with copies of all related agreements.

6.17     TAXES.

         (a) "Tax" or "Taxes" shall mean all of the Seller's federal, state, county, local, and other taxes relating to all periods before the Closing Date (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental changes and assessments; including without limitation all transfer taxes), and include interest, additions to tax, and penalties.

         (b) Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law, and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Neither of the Seller Parties nor their respective officers have received notice of any pending or threatened audit by the IRS or any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding


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
                  against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business.

         (c) The sale by Seller of the Purchased Assets and the Buyer's acquisition of such assets will not result in the imposition of or liability of the Buyer for any sales or use taxes except in connection with the transfer of any motor vehicles that are part of the Purchased Assets.

6.18 LITIGATION. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to Seller Parties' knowledge, threatened, against or affecting the Seller, the Business, or the Purchased Assets.

6.19 PRODUCT LIABILITY. No known defect or deficiency exists in any of the products manufactured or sold by the Seller, or in any finished Inventory of the Seller, that could give rise to any liabilities or claims for product liability or similar liabilities or claims.

6.20     ENVIRONMENTAL MATTERS.

         (a) The following terms used in this Section 6.20 have the meanings set forth below:

                  (i) Environmental Laws means all federal, state, county, municipal and local, foreign, and other statutes, laws, regulations, and ordinances that relate to human health or Environment, all as may be amended from time to time.

                  (ii) Hazardous Substance(s) means any flammable or combustible substance, explosive, radioactive material, hazardous waste, toxic substance, pollutant, contaminant, or any waste or other substance identified in or regulated by any of the Environmental Laws, including but not limited to, asbestos or asbestos-containing materials; polychlorinated biphenyls, urea formaldehyde, chemicals and chemical wastes, petroleum products and by-products (including all derivates thereof or synthetic substitutes therefor), and radon.

                  (iii) Release means any release, spill, emissions, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

                  (iv) Environment means soil, land surface or subsurface strata, surface water (including navigable water), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant life, animal life, and any other similar medium or natural resource.

         (b) Except as described in SCHEDULE 6.20: (i) Seller is now and has at all times been in full compliance with all Environmental Laws; (ii) to Seller Parties' knowledge, there are no Hazardous Substances or other conditions in, on or under the Real Property that may support a claim or cause of action against Seller Parties or Buyer under any Environmental Laws; (iii) there are not, and never have been, any underground storage tanks located in, on or under the Real Property; (iv) neither the Seller Parties nor their directors, officers, employees, or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any


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
                  landfill or other facility where the transportation or disposal could create liability to any unit of government or any third party; (v) since December 13, 1996, there has been no Release of any Hazardous Substances at, in, on or under the Real Property; (vi) to Seller Parties' knowledge, prior to December 16, 1996, there has been no Release or threatened Release of any Hazardous Substance at, in, on or under the Real Property; and (vii) there are no Hazardous Substances used, generated, or stored on or at the Real Property.

         (c) Except as described in SCHEDULE 6.20, no activity has been undertaken on the Real Property by Seller, or, to Seller Parties' knowledge, by any other party, that would cause or contribute to (i) the Real Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Laws; (ii) a Release or threatened Release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into the Environment or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. Seller Parties have obtained all permits required by all applicable Environmental Laws, which are listed on SCHEDULE 6.20, and all such permits are in full force and effect.

         (d) Except as described in SCHEDULE 6.20, no executive officer of either Seller Party have has received any verbal notification, and neither Seller Party has received any written citation, directive, inquiry, notice, order, summons, warning or other written communication that relates to such party being liable or potentially liable (including being a potentially responsible party) under, or being in violation or potential violation of, any Environmental Laws.

         (e) Seller is in full compliance with the provisions applicable to Seller contained in the No Further Remediation Letter (the "NFR") issued by the Illinois Environmental Protection Agency for the Real Property and described more fully in EXHIBIT J. The NFR has been properly and timely recorded with the Recorder of Deeds of Cook County, Illinois. Fees, if any, applicable to Seller Parties with respect to the NFR pursuant to the Illinois Environmental Protection Act and regulations promulgated thereunder, as to which invoices have been received by Seller Parties, have been paid. To Seller Parties' knowledge, the NFR is fully valid and in force. To Seller Parties' knowledge, the NFR is not at risk of being voided by the Illinois Environmental Protection Agency.

         (f) Seller Parties have disclosed and delivered to Buyer true and complete copies and results of all completed environmental reports, investigations, studies, analyses, tests or monitoring that Seller Parties have in their possession or control with respect to the Real Property.

6.21 NO BROKERS. The Seller Parties have not engaged, and are not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement, except as set forth on SCHEDULE 6.21.

6.22 INTELLECTUAL PROPERTY. SCHEDULE 6.22 lists all patents, processes, trademarks, trade names, copyrights, service marks, logos, trade secrets and all applications and registrations therefor


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
         that are used in the Business, and licenses thereof under which the Seller has any right to the use or benefit of, or other rights with respect to, any of the foregoing ("Intellectual Property"). Except as set forth in SCHEDULE 6.22, the Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. To the Seller Parties' knowledge, none of the Seller's Intellectual Property infringes on any other person's intellectual property, and, to the Seller Parties' knowledge, no activity of any other person infringes on any of the Intellectual Property. To the Seller Parties' knowledge, the Seller has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property, and Seller does not require a license or other proprietary right to so operate the Business.

6.23 COMPLIANCE WITH LAW. Seller is not, and at all times since January 1, 1997, has not been, in violation of any provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification, including, without limitation, those relating to health, the environment or Hazardous Substances, and neither of the Seller Parties has received notice of any alleged violation by Seller of such law, decree, order, regulation, license, permit, consent, approval, authorization or qualification.

6.24 INSURANCE. SCHEDULE 6.24 contains a list and brief description of (a) each insurance policy in effect on the date hereof issued to either or both of the Seller Parties as a "named insured" or otherwise providing insurance to either or both of the Seller Parties as an insured party or additional insured party, or on any other basis, relating to the Purchased Assets or the Business (b) any self-insurance program, retrospective premium program or captive insurance program in effect on the date hereof in which either or both of the Seller Parties has participated relating to Purchased Assets or the Business.

7. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to each of the Seller Parties that as of the Closing Date (except to the extent any representation or warranty is made as of another date, which is in such case made as of such other date):

7.1 ORGANIZATION AND STANDING. Buyer is a corporation validly existing under the laws of the State of Illinois, and Buyer has all the requisite corporate power and authority to own its properties and to conduct its business as it is now being conducted.

7.2 AUTHORIZATION. Buyer has taken all necessary action (a) to duly approve the execution, delivery, and performance of this Agreement and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

7.3      EXISTING AGREEMENTS AND GOVERNMENTAL APPROVALS.

         (a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated thereby: (i) do not violate any provisions of the law applicable to Buyer;
                  (ii) do not conflict with, result in the breach or termination of


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
                  any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Incorporation, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound; and
                  (iii) do not result in the creation of any Lien or encumbrance on any of the Buyer's properties, assets, or business.

         (b) No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize Buyer's execution and delivery of this Agreement or (ii) to authorize Buyer's consummation of the transactions contemplated by this Agreement.

7.4 NO BROKERS. The Buyer has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

8.       POST-CLOSING COVENANTS.

8.1 POST-CLOSING RECEIPTS. From and after the Closing Date, the Seller Parties will promptly notify and transfer to Buyer any payments or other receipts they receive with respect to any of the Purchased Assets. Pending any such transfer, the Seller Parties will segregate any such payments from its other assets and will clearly mark or designate them as the property of Buyer.

8.2 SELLER NAME. From and after the Closing Date, Buyer shall have the right to use in or in connection with the conduct of any business (whether carried on by it directly or through any related corporation) the name "American Rivet Company" and any other name used by the Seller (collectively, the "Name") or any substantially similar variation of the Name. The Seller Parties agree that they will not use either directly or indirectly the Name, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that either of the Seller Parties or any other subsidiaries of IHI or the Seller directly or indirectly carries on or conducts.

8.3 FURTHER ASSURANCES. From time to time after the Closing Date, each party hereto will, at any other party's request, execute, acknowledge and deliver to such requesting party such other instruments and take such other actions and deliver such other documents as may be reasonably required to carry out the intent of this Agreement and the Related Agreements.

8.4 BOOKS AND RECORDS. Insofar as the Seller determines that any books and records may be needed or useful in connection with federal, state or local regulatory or tax matters, resolution of third party disputes or contract compliance issues, or other bona fide business purposes, for a period of seven years after the Closing Date, Buyer will use its reasonable commercial efforts to preserve and make available to the Seller, at the location of such books and records in the Buyer's organization, access to and the right to copy such of the books and records as such Buyer may then have in its possession or to which it may have access upon written request of the Seller during normal business hours. The Buyer agrees to make such


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
         of their employees and of the books and records as the Seller may reasonably request, available at the Buyer's cost, to assist in the preparation by Seller of financial reports and tax returns for the Seller's fiscal year ending in 2001.

8.5 WAIVER. The Buyer hereby waives, releases, relinquishes and acquits each of IHI, T-3 Energy Services, Inc., First Reserve Fund VIII, L.P. and Comerica, as agent and individually, Hibernia National Bank and National Bank of Canada, and their directors, officers, stockholders, agents and successors, from and against all claims, counterclaims, demands, suits, rights, actions and causes of action of any nature whatsoever, as a result of or in connection with the sale by IHI or the EPG Division Members (other than Seller) of the assets or capital stock of such EPG Group Division Members to persons other than the Buyer.

8.6 COLLECTION OF RECEIVABLES. Buyer shall notify the Seller in writing regarding any receivables set forth on SCHEDULE 6.9 that are not collected within 120 days after the invoice dates thereof (the "Post-Invoice Collection Period"), specifying those receivables not collected within the Post-Invoice Collection Period. Seller shall then have a period of 30 days after the date of such written notice to collect such receivables, which shall be deemed "Uncollected Receivables" if not collected during such 30-day period.

8.7      WARRANTY AND RETURNS.

         (a) After the Closing, if any customer of Seller is entitled by law or contract to, and does, return any item sold by Seller prior to Closing, Buyer shall take such returned item and credit the account of such customer as follows: (i) if such item is not saleable within 90 days of its return, for the full amount of the purchase price; and (ii) otherwise, zero (in either case, the "Return Amount"). For all such returns, the Return Amount shall be paid to Buyer by Seller.

         (b) After the Closing, if any customer of Seller is entitled by law or contract to, and does, seek warranty work on any item sold by Seller prior to Closing, Buyer agrees with Seller to provide such warranty work on such item for Seller's account. Seller shall pay Buyer for such work an amount equal to the actual cost of such work; provided (i) that if the labor for such warranty work is applied in the Ordinary Course of Business and does not give rise to incremental labor cost to Buyer, there shall be no charge for such labor, and (ii) that Buyer shall not charge Seller for charges by a subcontractor on account of labor unless the use of a subcontractor is consistent with Seller's customary business practice or course of dealing prior to the Closing.

8.8 EMPLOYEE PAYABLES. After the Closing Date, Seller shall pay, perform, satisfy and discharge, as and when due and payable, the accrued payables or expenses that pertain to the Employees that are not Assumed Liabilities, including without limitation, the credit union payable, medical savings or child support withheld, accrued payroll expense, IHI 401(k) Plan payable (employer match), employee life insurance payable, and employee/employer medical expenses, all as reflected on the financial records of the Seller on and as of the Closing Date.


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
9.       INDEMNIFICATION.

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and obligations in this Agreement, the Schedules, the updates, amendments or changes to the Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing, and the consummation of the contemplated transactions, subject to the limitations set forth in this Section 9.

9.2 INDEMNIFICATION BY THE SELLER PARTIES. The Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer and its directors, officers, shareholders, agents and attorneys, successors, and assigns (the "Buyer Indemnitees") from and against any and all costs, losses, claims, suits, actions, proceedings, demands, assessments, diminution in value, liabilities, fines, penalties, damages and expenses (including reasonable legal fees) ("Damages") in connection with or resulting from:

         (a) any of the Excluded Liabilities and any other debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, but excluding any of the Assumed Liabilities;

         (b) any inaccuracy in any representation or breach of any warranty of Seller Parties contained in this Agreement or any Related Agreement; and

         (c) any failure by Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller Parties under this Agreement or any Related Agreement.

9.3 INDEMNIFICATION BY THE BUYER. The Buyer shall defend, indemnify and hold harmless the Seller Parties and their directors, officers, shareholders, agents and attorneys, successors and assigns (the "Seller Indemnitees") from and against any Damages in connection with or resulting from:

         (a)      any of the Assumed Liabilities;

         (b) any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement or any Related Agreement;

         (c) any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement or any Related Agreement;

         (d) any liability of Seller under the Worker Adjustment and Retraining Notification Act that results from the sale of the Purchased Assets to Buyer; and

         (e) any liability of Seller arising after the Closing Date as a result of Buyer not possessing on and after the Closing Date a Federally Enforceable State Operation Permit/NESHAP Source, as more fully described on Schedule 6.20 under the heading "Disclosures Relating to Section 6.20(c)(ii)."


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
9.4      PROCEDURE FOR INDEMNIFICATION; THIRD-PARTY CLAIMS.

         (a) Any party claiming indemnification under this Section 9 is referred to in this Agreement as an "Indemnified Person" and any party against whom such claims are asserted under this
                  Section 9 is referred to in this Agreement as an "Indemnifying Person."

         (b) Within 15 days after receipt of notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the Indemnified Person shall give the Indemnifying Person written notice thereof, together with a copy of such claim, process or other legal pleading. The failure to so notify the Indemnifying Person within the above time frame will not relieve the Indemnifying Person of any liability it may have to the Indemnified Person, except to the extent the Indemnifying Person demonstrates that the defense of such action is unduly prejudiced by the Indemnified Person's failure to give such notice, or except if such notice is not delivered before the time specified in Section 9.1. The Indemnifying Person shall have the right to undertake and control the defense, settlement, compromise or other disposition thereof at its own expense and through a legal representative of its own choosing. The Indemnified Person and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnified Person, which approval shall not be unreasonably withheld.

         (c) If the Indemnifying Person, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day immediately preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), has not notified the Indemnified Person of its election to defend against such claim, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such claim through counsel of its choice on behalf of and for the account and risk of the Indemnifying Person, at the cost and expense of the Indemnifying Person. In such event, the Indemnifying Party and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld.

9.5 PROCEDURE FOR INDEMNIFICATION; OTHER THAN THIRD-PARTY CLAIMS. Any claim for indemnification for a matter not involving a third-party claim shall be asserted by written notice, which specifies in reasonable detail the factual basis of such claim, and delivered to the party or parties from which indemnification is sought.

9.6      TIME LIMITATIONS.

         (a) If the Closing occurs, the Seller Parties will have no liability for breach of a representation or warranty, other than those in Section 6.1, 6.2, 6.14, 6.17, 6.20 or


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
                  6.21, unless on or before the second anniversary of the Closing Date Buyer notifies the Seller Parties of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim for indemnification with respect to Section 6.1, 6.2, 6.14, 6.17,
                  6.20 or 6.21, a claim for indemnification based upon any covenant or obligation to be performed or complied with after the Closing Date or a claim for indemnification under Section 9.2(a) may be made at any time.

         (b) If the Closing occurs, Buyer will have no liability for breach of a representation or warranty, other than those in Section 7.1, 7.2 or 7.4, unless on or before the second anniversary of the Closing Date a Seller Party notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller Parties. A claim with respect to Section 7.1, 7.2 or 7.4, a claim for indemnification based upon any covenant or obligation to be performed or complied with after the Closing Date or a claim for indemnification under Section 9.3(a), (d) or (e) may be made at any time.

9.7      LIMITATIONS ON LIABILITY.

         (a) No claim for indemnification shall be made hereunder unless asserted by a written notice given to the Indemnifying Party with the time limitations set forth in Section 9.6.

         (b) The Indemnified Person shall act in good faith and in a commercially reasonable manner to mitigate any Damages for which it may seek indemnification under this Section 9.

         (c) An indemnity payment for Damages otherwise due and payable under this Section 9 shall be decreased to the extent of any
                  (i) net reduction of tax liability the Indemnified Party or any affiliated party thereof actually realizes as a result of such indemnifiable loss, and (ii) insurance proceeds the Indemnified Party or any affiliated party thereof actually collects in connection with the indemnifiable loss.

         (d) No party shall be liable under Sections 9.2(b) or 9.3(b) except to the extent the aggregate amount of such liability (for all such claims) exceeds 1% of the Purchase Price and then only to the extent of such excess. Any liability under Sections 9.2(b) or 9.3(b) shall be limited in the aggregate to a maximum amount equal to the Purchase Price.

         (e) Notwithstanding Section 6.9 and Section 9.2, Buyer shall make claims for indemnification only for Uncollected Receivables, and only upon the Buyer's concurrent conveyance to Seller of such Uncollected Receivable, without recourse to Buyer and without representation or warranty.

         (f) Seller Parties and Buyer have reviewed the Inspection Report attached as EXHIBIT K, and have agreed to, and specified by the initials "SP" or "B" in the left hand column on the copy of the Inspection Report, the specific Identified Deficiencies to be corrected by Seller Parties or by Buyer, respectively. In accordance with the terms


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
                  and conditions of the Escrow Agreement and Instructions, Seller Parties shall correct all of the Identified Deficiencies specified with the initials "SP" (the "SP Deficiencies"). Notwithstanding Section 6.16(d) and Section 9.2, Buyer shall make no claims for indemnification with respect to the Identified Deficiencies, and Buyer's exclusive post-Closing remedy with respect to the Identified Deficiencies (including the SP Deficiencies) shall be as provided in the Escrow Agreement and Instructions.

         (g) Nothing in Section 5 as to Seller's deliveries of the Title Commitment or the policy issued pursuant thereto will be deemed to waive Buyer's right to claim a breach of the representations and warranties set forth in Section 6.16(c) or to claim a right to indemnification as provided in Section 9.2 if Buyer suffers any Damages as a result of a misrepresentation with respect to the condition of title to the Real Property, provided that, notwithstanding Section 9.2, recovery shall first be sought from the owner's policy of title insurance.

9.8 REMEDIES. The remedies of the Buyer and the Buyer Indemnitees set forth in this Section 9 shall be the exclusive post-Closing remedies available to them with respect to the actual or alleged breach by any of the Seller Parties of any provision of this Agreement or the Related Agreements (other than the Nonsolicitation Agreement and the Consulting Agreement). The remedies of the Seller Parties and the Seller Indemnities set forth in this Section 9 shall be exclusive post-Closing remedies available to them with respect to the actual or alleged breach by the Buyer or any provision of this Agreement or the Related Agreements (other than the Nonsolicitation Agreement and the Consulting Agreement).

10. EXPENSES. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.

11.      MISCELLANEOUS PROVISIONS.

11.1 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

         IF TO SELLER PARTIES:
         Robert E. Cone
         Industrial Holdings, Inc.
         7135 Ardmore
         Houston, Texas 77054
         Telephone: 713-747-1025
         Facsimile: 713-749-9642

         With a copy to:
         Jackson Walker L.L.P.
         1100 Louisiana, Suite 4200


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
         Houston, Texas 77002
         Attn: Sabrina A. McTopy
         Telephone: 713-752-4200
         Facsimile: 713-752-4221

         IF TO BUYER:
         Matthew F. O'Connor
         ARC Acquisition Corp.
         4234 West Drummond Place
         Chicago, Illinois  60639
         Telephone: 773-489-6353
         Facsimile: 773-489-6353

         With a copy to:
         Baker & McKenzie
         One Prudential Plaza
         130 East Randolph Drive
         Chicago, IL  60601
         Attn:  Edwin R. Dunn
         Telephone: 312-861-2864
         Facsimile: 312-861-2899

         or to such other address or facsimile number that the parties may designate in writing.

11.2 ASSIGNMENT. Except as set forth herein, neither Seller Parties nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other.

11.3 PARTIES IN INTEREST. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

11.4 CHOICE OF LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Illinois.

11.5 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

11.6 ENTIRE AGREEMENT. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.


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
11.7     ARBITRATION.

         (a) Subject to the provisions of Section 9.8, any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. Any arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 11.7.

         (b)      No provision of or the exercise of any rights under this
                  Section 11.7 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

         (c) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

         (d) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $500,000.00 shall be held before three arbitrators, one arbitrator being selected by Buyer, one by the Seller Parties, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

         (e) The arbitration shall be held at the office of AAA located in Cook County, Illinois (as the same may be from time to time relocated), or at another place the parties agree on.

         (f) In any arbitration proceeding under this Section 11.7, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.


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
         (g) The interpretation and construction of this Section 11.7, including, but not limited to, its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 11.4 of this Agreement.

11.8 PUBLIC ANNOUNCEMENTS. The parties agree to advise and confer with each other prior to the issuance of any public reports, statements or press releases pertaining to this Agreement and the transactions contemplated hereby. Each party will use its best efforts to maintain in strict confidence the existence and terms of this Agreement and the transactions contemplated hereby. Unless otherwise required by law or as set forth above, no party shall make any public announcement or disclosure concerning this Agreement, except as mutually agreed. The financial terms of the Agreement are to be kept confidential, except to the extent that the disclosure is required under law. Nothing in the foregoing is intended to prevent IHI from making any filings required with the Securities and Exchange Commission.

11.9 FACSIMILE SIGNATURES. The parties acknowledge that signatures on this Agreement may be delivered by facsimile in lieu of an original signature and the parties agree to treat such signatures as original signatures and shall be bound thereby.

11.10 CONSTRUCTION. Any reference to this Agreement to an "Article," "Section" or "Schedule" refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" and "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract or other documents as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.

         The parties have executed this Agreement on the date set forth on the first page of this Agreement.


                                                SELLER PARTIES:
                                                AMERICAN RIVET COMPANY, INC.
                                                By:_____________________________
                                                Name:___________________________
                                                Title:__________________________
                                                Its:____________________________


ASSET PURCHASE AGREEMENT               26                         EXECUTION COPY

                                                INDUSTRIAL HOLDINGS, INC.

                                                By: /s/ ROBERT E. CONE
                                                    ----------------------------
                                                Name:  Robert E. Cone
                                                Title: President



                                                BUYER:

                                                ARC ACQUISITION CORP.

                                                By: /s/ MATTHEW F. O'CONNOR
                                                    ----------------------------
                                                    Matthew F. O'Connor
                                                    President


ASSET PURCHASE AGREEMENT               27                         EXECUTION COPY